EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces Second Quarter 2020 Financial Results

August 19, 2020 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) announced today its financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights

●	Production of 1,469 Mboe for the quarter, or 16.1 Mboe per day, almost three times the 5.4 Mboe per day produced in the prior year quarter, primarily due to additional production from the properties acquired from White Star Petroleum, LLC and certain affiliates (collectively, “White Star”) and Will Energy Corporation (“Will Energy”) in the fourth quarter of 2019. Production also came in above the high end of our guidance range for the quarter.

●	Lease operating expenses (exclusive of production and ad valorem taxes) of $16.3 million during the quarter, 27% below the low end of our guidance range due to reduced workover activity in response to commodity prices and ongoing internal cost savings initiatives.

●	Net loss of $28.0 million compared to a net loss of $5.0 million in the prior year quarter.

●	Recurring Adjusted EBITDAX (a non-GAAP measure, as defined and presented herein) of $7.5 million, compared to $4.1 million in the prior year quarter.

●	Enhanced management team via the appointment of Chad Roller and Chad McLawhorn as SVP – Chief Operating Officer and SVP – General Counsel, respectively.

●	Converted all Series C contingent convertible preferred stock into common stock. The Company currently has no outstanding preferred stock.

●	Entered into a Management Services Agreement with Mid-Con Energy Partners, LP (“MCEP”) to provide technical, management, and administrative services and serve as operator of record on MCEP’s oil and gas properties as part of the Company’s new, cost-effective “fee for service” management business offering.

Management Commentary

Wilkie S. Colyer, the Company’s Chief Executive Officer, said, “The economic impacts of COVID-19 during the second quarter of 2020 continued to pose numerous challenges for the energy sector and economy at large. We as a Company were able to use this quarter to focus on internal efficiencies, especially in the field, as evidenced by our above guidance production result as well as below guidance spending. We believe our quick and decisive strategy to minimize capital spending, including cutting costs across the board and concentrating on maintaining our liquidity and balance sheet flexibility, combined with our aggressive hedging program, have put us in a better position than most of our peers to not only survive the current environment, but also to potentially capitalize on it. During periods of severe commodity price dislocation and volatility, such as those experienced in the second quarter, ‘on balance sheet’ deals are tougher to execute due to a widened spread between buyers and sellers. This can provide Contango opportunities to deploy our resources “off balance sheet,” such as through our recently announced Management Services Agreement with MCEP whereby we are utilizing our technical, operating and administrative support groups to generate a fee for service cash flow stream that also benefits the counterparty through general and administrative cost reduction. We intend to leverage our experience with providing this service for MCEP to potentially add similar arrangements with additional counterparties. Although we were unable to complete any ‘on balance sheet’ deals during this quarter due to the aforementioned dislocation and volatility, we were quite active in several marketed and off market deals, and we believe the opportunity set is as attractive as anything we have seen during this prolonged downturn. We remain optimistic that we will be able to continue to scale the business via consolidation at attractive rates of return to shareholders, as is our stated goal.

Through our hedging program, we have hedged approximately 70% of our total forecasted PDP oil production for 2020 with swaps at an average floor price of $55.13 per barrel and 68% of our total forecasted PDP gas production for 2020 at an average floor price of $2.57 per Mmbtu. In 2021, we have approximately 67% of total forecasted PDP oil production hedged at $51.71 per barrel. The mark-to-market value of our hedge portfolio at June 30, 2020 was approximately $19.4 million. In spite of the recent rebound in commodity prices, we anticipate that this price environment will continue to put immense pressure on our already distressed industry, largely due to the overleverage in the industry, and we plan to be on the lookout for other ways to take advantage of the dislocation. We appreciate the support of our lenders and shareholders and look forward to continuing to execute our business plan in 2020.”

Impact of the COVID-19 Pandemic and 2020 Plan Changes

The COVID-19 pandemic has resulted in a severe worldwide economic downturn, significantly disrupting the demand for oil throughout the world, and has created significant volatility, uncertainty and turmoil in the oil and gas industry. This has led to a significant global oversupply of oil and a subsequent substantial decrease in oil prices. While global oil producers, including the Organization of Petroleum Exporting Countries (“OPEC”) and other oil producing nations reached an agreement to cut oil production in April 2020, downward pressure on, and volatility in, commodity prices has remained and could continue for the foreseeable future, particularly given concerns over available storage capacity for oil. We have commodity derivative instruments in place to mitigate the effects of such price declines; however, derivatives will not entirely mitigate lower oil prices. While there has been modest recovery in oil prices, the length of this demand disruption is still unknown, and there is significant uncertainty regarding the long-term impact to global oil demand, which will ultimately depend on various factors and consequences beyond the Company’s control, such as the duration and scope of the pandemic, the length and severity of the worldwide economic downturn, additional actions by businesses and governments in response to both the pandemic and the decrease in oil prices, the speed and effectiveness of responses to combat the virus, and the time necessary to equalize oil supply and demand to restore oil pricing. In response to these developments, we have continued to implement measures to mitigate the impact of the COVID-19 pandemic on our employees, operations and financial position. These measures include, but are not limited to, the following:

●	work from home initiatives for all but critical staff and social distancing measures;
●	a company-wide effort to cut costs throughout our operations;
●	a plan to utilize our available storage capacity to temporarily store a portion of our production in order to market that oil at a later date and capitalize on the contango in the commodity price curve; and
●	suspended any further plans for onshore and offshore drilling in 2020.

Summary of Second Quarter Financial Results

Net loss for the three months ended June 30, 2020 was $28.0 million, or $(0.21) per basic and diluted share, compared to a net loss of $5.0 million, or $(0.15) per basic and diluted share, for the prior year quarter. Pre-

tax net loss for the three months ended June 30, 2020 was $27.7 million, compared to a pre-tax net loss of $4.5 million for the prior year quarter.

Average weighted shares outstanding were approximately 131.4 million and 33.9 million for the current and prior year quarters, respectively.

The Company reported Adjusted EBITDAX, a non-GAAP measure defined below, of approximately $7.0 million for the three months ended June 30, 2020, compared to $3.1 million for the same period last year, an increase attributable primarily to the incremental contribution from the properties we acquired from White Star and Will Energy in the fourth quarter of 2019, offset in part by lower commodity prices. Recurring Adjusted EBITDAX (defined below as Adjusted EBITDAX exclusive of non-recurring business combination expenses and strategic advisory fees) was $7.5 million for the current quarter, compared to $4.1 million for the prior year quarter.

Revenues for the current quarter were approximately $17.8 million compared to $12.8 million for the prior year quarter, an increase also primarily attributable to the additional production from the acquired Will Energy and White Star properties, and despite the 53% decrease in the weighted average equivalent sales price in production period over period.

Production for the second quarter was approximately 1,469 Mboe, or 16.1 Mboe per day, compared to 490 Mboe, or 5.4 Mboe per day for the second quarter of 2019. The properties acquired from White Star and Will Energy contributed approximately 11.5 Mboe per day to the second quarter of 2020. During the second quarter, due to the extreme variability in oil prices ranging from a low of ($37.63) per Bbl in April 2020 to a single day high of $40.46 per Bbl in June 2020, we placed into available storage capacity approximately 50,000 barrels of oil (net to the Company) produced during the second quarter, for later sale at higher prices. These volumes will sell in the third quarter of 2020. In July 2020, the average price was $41.15 per Bbl. We have since resumed normal sales of oil volumes when produced.

The weighted average equivalent sales price during the three months ended June 30, 2020 was $12.14 per Boe, compared to $26.03 per Boe for the same period last year, a decline attributable to the decrease in all  realized commodity prices in the current year quarter as a result of the decrease in demand for commodity products due to the COVID-19 pandemic and the failure of OPEC and Russia to reach an agreement on oil production quotas until April 2020. In comparison to the second quarter of 2019, we experienced a 61% decline in oil prices, a 43% decline in natural gas prices and a 32% decline in natural gas liquids prices in the second quarter of 2020.

Operating expenses for the three months ended June 30, 2020 were approximately $17.1 million, compared to $5.7 million for the same period last year, an increase attributable primarily to the White Star and Will Energy acquisitions. Included in operating expenses are direct lease operating expenses, transportation and processing costs, workover expenses and production and ad valorem taxes. Operating expenses exclusive of production and ad valorem taxes of $0.8 million and $0.7 million, respectively, were approximately $16.3 million for the current quarter, compared to approximately $5.0 million for the prior year quarter. Total unit costs for operating expenses and G&A costs improved 25% quarter over quarter. Total unit costs for operating expenses and Recurring Cash G&A costs (defined below) improved 14% quarter over quarter.

DD&A expense for the three months ended June 30, 2020 was $5.1 million, or $3.47 per Boe, compared to $7.6 million, or $15.46 per Boe, for the prior year quarter. The lower depletion expense in the current quarter was a result of lower depletable property balances attributable to the proved property impairment recorded during the first quarter of 2020.

Exploration expenses were $11.2 million for the three months ended June 30, 2020, compared to the prior year quarter of $0.2 million, an increase primarily due to $10.9 million of dry hole costs related to the unsuccessful result on the drilling of the Iron Flea exploratory prospect in the shallow waters of the Grand Isle area of the Gulf of Mexico.

No impairment and abandonment expense was recorded in the current quarter in comparison to $1.2 million of impairment and abandonment expense recorded in the prior year quarter. The impairment expense recorded in the prior year quarter was $0.6 million for proved and unproved properties, and abandonment expense of a similar amount was recorded.

Total G&A expenses were $5.7 million for the three months ended June 30, 2020, compared to $4.5 million for the prior year quarter, an increase primarily due to the acquired Will Energy and White Star properties and the additional offices, employees and related expenses. Recurring G&A expenses (defined as G&A expenses exclusive of business combination expenses and non-recurring strategic advisory fees of $0.6 million and $1.0 million for the current and prior year quarters, respectively) were $5.2 million, or $3.51 per Boe for the current quarter, compared to $3.5 million, or $7.08 per Boe for the prior year quarter. Recurring Cash G&A (defined as recurring G&A expenses exclusive of non-cash stock-based compensation) of $0.3 million and $0.6 million for the respective current and prior-year quarters were $4.9 million for the current quarter, compared to $2.9 million for the prior year quarter.

Loss from our investment in affiliates (i.e., Exaro Energy III (“Exaro”)) was $0.2 million for three months ended June 30, 2020 due to lower gas prices. Gain from our investment in affiliates was $0.4 million for the three months ended June 30, 2019.

Gain from sales of assets was $4.4 million for three months ended June 30, 2020 related to the divestiture of non-core properties we acquired from Will Energy and White Star. The recorded gain resulted primarily from the buyer’s assumption of the asset retirement obligation on the properties. During the three months ended June 30, 2019, we recorded a gain on sales of assets of $0.4 million primarily related to post-closing adjustments from sales of non-core properties during 2019.

Loss on derivatives for the three months ended June 30, 2020 was approximately $8.8 million. Of this amount, $20.2 million were non-cash, unrealized mark-to-market losses attributable to improvement in benchmark commodity prices at the end of the current quarter compared to the benchmark prices at the end of the first quarter of 2020, and the remaining $11.4 million were from realized gains on derivative settlements during the current quarter. Gain on derivatives for the three months ended June 30, 2019 was approximately $2.1 million, of which $1.6 million were non-cash, unrealized mark-to-market gains, and the remaining $0.5 million were realized gains.

2020 Capital Program & Capital Resources

Capital costs for the three months ended June 30, 2020 were approximately $1.2 million, of which $0.6 million was related to the completion of a salt water disposal well in the Southern Delaware Basin in Pecos County, Texas. The remaining expenditures incurred were primarily related to capitalized workovers. We also recorded an exploration expense of $10.9 million related to the prospect cost and drilling of the unsuccessful Iron Flea offshore exploratory prospect mentioned above, of which $2.7 million related to the acquisition costs incurred in 2019 which were reclassified to exploration expense in 2020 as a result of the dry hole.

We anticipate that the remainder of our 2020 capital budget will be very limited and will be focused primarily on preserving our financial liquidity and flexibility and identifying opportunities for cost efficiencies in all areas of our operations. Our total 2020 capital expenditure budget is currently estimated at approximately $19.0 million, including $8.2 million of the exploration expenses related to the Iron Flea prospect incurred in 2020. We have currently suspended any further plans for onshore and offshore drilling and completion operations in 2020 due to the low and volatile commodity price environment. For the remainder of 2020, we currently expect to limit our onshore capital expenditures to $5.5 million for workovers intended to increase cashflow through enhanced production or cost reductions, required onshore plugging and abandonment activity and West Texas infrastructure. We currently do not expect to have additional offshore expenses for the remainder of 2020 and plan to focus on the evaluation and development of additional exploratory prospects likely to be drilled in early 2021. We may revise our 2020 capital expenditure budget if deemed appropriate in light of changes in commodity prices or economic conditions.

As of June 30, 2020, we had approximately $79.1 million outstanding under the Company’s credit agreement, $1.9 million in an outstanding letter of credit and $0.4 million in cash. Effective June 9, 2020, in conjunction with the regularly scheduled borrowing base redetermination process, we entered into a credit agreement amendment with our lending group that provided, among other things, a reduction of the borrowing base to $95.0 million on the effective date of the amendment, as well as further $10.0 million automatic borrowing base reductions on each of June 30, 2020 and September 30, 2020, the suspension of testing the current ratio financial covenant until the fiscal quarter ending March 31, 2022 and an increase in the Applicable Margin grid on borrowings outstanding by 50 basis points. The borrowing base was $85 million as of June 30, 2020, with a borrowing availability of $4.0 million. See Note 10 – “Long-Term Debt” in our recently filed Form 10-Q for the second quarter of 2020 for further information.

On April 10, 2020, we entered into a promissory note evidencing an unsecured loan in the amount of approximately $3.4 million (the “PPP Loan”) made to the Company under the Paycheck Protection Program (the “PPP”). The PPP was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). The PPP Loan to the Company is being made through JPMorgan Chase Bank, N.A and is included in “Long Term Debt” on the Company’s consolidated balance sheet. The PPP Loan matures on the two-year anniversary of the funding date and bears interest at a fixed rate of 1.00% per annum. Under the terms of the CARES Act, PPP loan recipients can apply to the SBA for forgiveness for all or a portion of the loans granted under the PPP, after either an 8 or 24-week period and following an audit, based on the qualifying expenses incurred by the Company during the period selected. The Company intends to use the PPP Loan amount for qualifying expenses and will assess whether to apply for forgiveness of all or part of the PPP Loan in accordance with the terms of the CARES Act and related guidance.

Derivative Instruments

As of June 30, 2020, we had the following financial derivative contracts in place with members of our bank group or third-party counterparties under an unsecured line of credit with no margin call provisions. These contracts represent approximately 62% of our currently forecasted remaining 2020 natural gas production from proved developed reserves (“PDP”) and 72% of our currently forecasted remaining 2020 PDP oil production. We also have hedged approximately 57% of our currently forecasted 2021 PDP natural gas production, 67% of our currently forecasted 2021 PDP oil production, and approximately 76% of forecasted PDP natural gas production for the first quarter of 2022.

Commodity	Period	Derivative	Volume/Month	Price/Unit
Oil	July 2020 - Oct 2020	Collar	3,442	Bbls	$52.00	-	65.70	(1)

Oil	July 2020 - Dec 2020	Swap	15,000	Bbls	$57.74	(1)

Oil	July 2020	Swap	5,500	Bbls	$54.33	(1)
Oil	Aug 2020 - Oct 2020	Swap	2,500	Bbls	$54.33	(1)
Oil	Nov 2020 - Dec 2020	Swap	3,500	Bbls	$54.33	(1)

Oil	July 2020	Swap	37,500	Bbls	$54.70	(1)
Oil	Aug 2020 - Dec 2020	Swap	35,000	Bbls	$54.70	(1)

Oil	July 2020	Swap	37,500	Bbls	$54.58	(1)

Oil	Aug 2020 - Dec 2020	Swap	35,000	Bbls	$54.58	(1)

Oil	Jan 2021 - March 2021	Swap	19,000	Bbls	$50.00	(1)
Oil	April 2021 - July 2021	Swap	12,000	Bbls	$50.00	(1)
Oil	Aug 2021 - Sept 2021	Swap	10,000	Bbls	$50.00	(1)

Oil	Jan 2021 - July 2021	Swap	62,000	Bbls	$52.00	(1)
Oil	Aug 2021 - Sept 2021	Swap	55,000	Bbls	$52.00	(1)
Oil	Oct 2021 - Dec 2021	Swap	64,000	Bbls	$52.00	(1)

Natural Gas	Aug 2020 - Oct 2020	Swap	40,000	Mmbtus	$2.532	(2)

Natural Gas	Nov 2020 - Dec 2020	Swap	375,000	Mmbtus	$2.696	(2)

Natural Gas	July 2020	Swap	400,000	Mmbtus	$2.53	(2)
Natural Gas	Aug 2020 - Dec 2020	Swap	350,000	Mmbtus	$2.53	(2)

Natural Gas	July 2020	Swap	400,000	Mmbtus	$2.532	(2)
Natural Gas	Aug 2020 - Dec 2020	Swap	350,000	Mmbtus	$2.532	(2)

Natural Gas	Jan 2021 - March 2021	Swap	185,000	Mmbtus	$2.505	(2)
Natural Gas	April 2021 - July 2021	Swap	120,000	Mmbtus	$2.505	(2)
Natural Gas	Aug 2021 - Sept 2021	Swap	10,000	Mmbtus	$2.505	(2)

Natural Gas	Jan 2021 - March 2021	Swap	185,000	Mmbtus	$2.508	(2)
Natural Gas	April 2021 - July 2021	Swap	120,000	Mmbtus	$2.508	(2)
Natural Gas	Aug 2021 - Sept 2021	Swap	10,000	Mmbtus	$2.508	(2)

Natural Gas	Jan 2021 - March 2021	Swap	650,000	Mmbtus	$2.508	(1)
Natural Gas	April 2021 - Oct 2021	Swap	400,000	Mmbtus	$2.508	(1)
Natural Gas	Nov 2021 - Dec 2021	Swap	580,000	Mmbtus	$2.508	(2)

Natural Gas	April 2021 - Nov 2021	Swap	70,000	Mmbtus	$2.36	(2)
Natural Gas	Dec 2021	Swap	350,000	Mmbtus	$2.36	(2)

Natural Gas	Jan 2022 - March 2022	Swap	780,000	Mmbtus	$2.542	(2)

(1)	Based on West Texas Intermediate crude oil natural gas prices.
(2)	Based on Henry Hub NYMEX natural gas prices.

In addition to the above financial derivative instruments, as of June 30, 2020, we had a costless swap agreement with a Midland WTI - Cushing oil differential swap price of $0.05 per barrel of crude oil. The agreement fixes the Company’s exposure to that differential on 10,000 barrels per month for July 2020 through December 2020.

As of June 30, 2020, based on strip prices at that time, the mark to market value of our hedge portfolio was $19.4 million, as reflected in the Company’s balance sheet as of June 30, 2020.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended			Six months ended
	June 30,			June 30,
	2020	2019	%	2020	2019	%
Offshore Volumes Sold:
Oil and condensate (Mbbls)	8	10	-20%	18	23	-22%
Natural gas (Mmcf)	1,222	1,325	-8%	2,485	2,960	-16%
Natural gas liquids (Mbbls)	37	58	-36%	67	124	-46%
Thousand barrels of oil equivalent (Mboe)	249	289	-14%	499	641	-22%

Onshore Volumes Sold:
Oil and condensate (Mbbls)	338	117	189%	848	230	269%
Natural gas (Mmcf)	3,691	303	1118%	7,630	561	1260%
Natural gas liquids (Mbbls)	268	34	688%	570	66	764%
Thousand barrels of oil equivalent (Mboe)	1,220	201	507%	2,690	389	592%

Total Volumes Sold:
Oil and condensate (Mbbls)	346	127	172%	866	253	242%
Natural gas (Mmcf)	4,913	1,628	202%	10,115	3,521	187%
Natural gas liquids (Mbbls)	305	92	232%	637	190	235%
Thousand barrels of oil equivalent (Mboe)	1,469	490	200%	3,189	1,030	210%

Daily Sales Volumes:
Oil and condensate (Mbbls)	3.7	1.4	164%	4.8	1.4	243%
Natural gas (Mmcf)	54.0	17.9	202%	55.6	19.5	185%
Natural gas liquids (Mbbls)	3.4	1.0	240%	3.6	1.0	260%
Thousand barrels of oil equivalent (Mboe)	16.1	5.4	198%	17.6	5.7	209%

Average sales prices:
Oil and condensate (per Bbl)	$22.94	$58.42	-61%	$35.46	$54.78	-35%
Natural gas (per Mcf)	$1.35	$2.37	-43%	$1.46	$2.70	-46%
Natural gas liquids (per Bbl)	$10.81	$16.01	-32%	$10.85	$18.05	-40%
Total (per Boe)	$12.14	$26.03	-53%	$16.43	$26.00	-37%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2020	2019	%	2020	2019	%
Offshore Selected Costs ($ per Boe)
Lease operating expenses (1)	$5.13	$5.10	1%	$5.66	$4.72	20%
Production and ad valorem taxes	$0.36	$0.49	-27%	$0.40	$0.46	-13%

Onshore Selected Costs ($ per Boe)
Lease operating expenses (1)	$12.32	$17.73	-31%	$12.35	$17.52	-30%
Production and ad valorem taxes	$0.61	$2.56	-76%	$0.88	$1.92	-54%

Average Selected Costs ($ per Boe)
Lease operating expenses (1)	$11.11	$10.28	8%	$11.30	$9.56	18%
Production and ad valorem taxes	$0.56	$1.34	-58%	$0.81	$1.01	-20%
General and administrative expense (cash)	$3.71	$7.90	-53%	$3.30	$7.60	-57%
Interest expense	$1.46	$2.20	-34%	$1.06	$2.11	-50%

Net Loss (thousands)	$(28,034)	$(4,961)		$(133,289)	$(13,579)

Adjusted EBITDAX (2) (thousands)	$6,981	$3,132		$21,112	$8,576

Weighted Average Shares Outstanding (thousands)
Basic	131,449	33,909		131,394	33,840
Diluted	131,449	33,909		131,394	33,840

(1)	LOE includes transportation and workover expenses.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See below for reconciliation to net loss.

CONTANGO OIL & GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Cash and cash equivalents	$404	$1,624
Accounts receivable, net	25,672	39,567
Current derivative asset	16,826	3,819
Other current assets	3,073	1,377
Net property and equipment	130,652	291,120
Investment in affiliates and other non-current assets	18,904	16,319

TOTAL ASSETS	$195,531	$353,826

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	77,143	104,593
Other current liabilities	3,199	5,954
Long-term debt	82,537	72,768
Asset retirement obligations	45,581	49,662
Other non-current liabilities	3,449	4,809
Total shareholders’ equity (deficit)	(16,378)	116,040

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIT)	$195,531	$353,826

CONTANGO OIL & GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(unaudited)
REVENUES
Oil and condensate sales	$7,930	$7,439	$30,712	$13,845
Natural gas sales	6,618	3,857	14,789	9,499
Natural gas liquids sales	3,294	1,466	6,915	3,429
Total revenues	17,842	12,762	52,416	26,773

EXPENSES
Operating expenses	17,139	5,694	38,621	10,886
Exploration expenses	11,173	249	11,571	473
Depreciation, depletion and amortization	5,092	7,573	17,946	15,129
Impairment and abandonment of oil and gas properties	—	1,247	145,878	1,834
General and administrative expenses	5,713	4,456	11,138	9,461
Total expenses	39,117	19,219	225,154	37,783

OTHER INCOME (EXPENSE)
Gain (loss) from investment in affiliates, net of income taxes	(173)	427	113	457
Gain from sale of assets	4,406	421	4,433	409
Interest expense	(2,151)	(1,079)	(3,365)	(2,171)
Gain (loss) on derivatives, net	(8,804)	2,065	37,895	(813)
Other income	332	89	1,136	3
Total other income (expense)	(6,390)	1,923	40,212	(2,115)

NET LOSS BEFORE INCOME TAXES	(27,665)	(4,534)	(132,526)	(13,125)

Income tax provision	(369)	(427)	(763)	(454)

NET LOSS	$(28,034)	$(4,961)	$(133,289)	$(13,579)

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission (“SEC”) rules. Pursuant to SEC requirements, reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in this press release.

Adjusted EBITDAX represents net income (loss) before interest expense, taxes, depreciation, depletion and amortization, and oil and gas exploration expenses (“EBITDAX”) as further adjusted to reflect the items set forth in the table below and is a measure required to be used in determining our compliance with financial covenants under our credit facility. Recurring Adjusted EBITDAX represents Adjusted EBITDAX exclusive of non-recurring business combination and strategic advisory fees and legal judgments.

We have included Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreement. We believe Adjusted EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and therefore highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use Adjusted EBITDAX in the evaluation of companies, many of which present Adjusted EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreement. We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in our credit agreement could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments. Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use Adjusted EBITDAX to assess:

●	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

●	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

●	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

●	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX and Recurring Adjusted EBITDAX for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(in thousands)
Net loss	$(28,034)	$(4,961)	$(133,289)	$(13,579)
Interest expense	2,151	1,079	3,365	2,171
Income tax provision	369	427	763	454
Depreciation, depletion and amortization	5,092	7,573	17,946	15,129
Exploration expense	11,173	249	11,571	473
EBITDAX	$(9,249)	$4,367	$(99,644)	$4,648

Unrealized loss (gain) on derivative instruments	$20,198	$(1,568)	$(21,192)	$2,078
Non-cash stock-based compensation charges	265	585	616	1,637
Impairment of oil and gas properties	—	596	145,878	1,079
Gain on sale of assets and investment in affiliates	(4,233)	(848)	(4,546)	(866)
Adjusted EBITDAX	$6,981	$3,132	$21,112	$8,576

Non-recurring business combination expenses and strategic fees	$551	$985	$1,334	$1,736
Recurring Adjusted EBITDAX	$7,532	$4,117	$22,446	$10,312

In addition to Adjusted EBITDAX and Recurring Adjusted EBITDAX, we may provide additional non-GAAP financial measures, including Operating expenses exclusive of production and ad valorem taxes, Recurring G&A expenses and Recurring Cash G&A, because our management believes providing investors with this information gives additional insights into our profitability, cash flows and expenses.

Adjusted EBITDAX, Recurring Adjusted EBITDAX and other non-GAAP measures in this release are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of non-GAAP financial measures in this release is appropriate. However, when evaluating our results, you should not consider the non-GAAP financial measures in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net loss. For example, Adjusted EBITDAX has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted EBITDAX differently than we do, Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

Guidance for the Third Quarter 2020

Production	14,000 - 17,000 Boe per day

LOE (including transportation and workovers)	$18.0 million - $21.0 million

Recurring Cash G&A (non-GAAP)	$4.4 million - $4.9 million

We do not provide a reconciliation of Recurring Cash G&A guidance to the corresponding GAAP measure because we are unable to predict with reasonable certainty the non-cash stock based compensation expense and non-recurring expenses associated with our strategic initiatives without unreasonable effort. These items are uncertain and depend on various factors and are not expected to be material to the results computed in accordance with GAAP.

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on Wednesday, August 19, 2020 at 8:00 am Central Daylight Time. Those interested in participating in the earnings conference call may do so by clicking here to join and entering your information to be connected. The link becomes active 15 minutes prior to the scheduled start time, and the conference will call you. If you are not at a computer, you can join by dialing 1-800-367-2403, (International 1-334-777-6978) and entering participation code 9070928. A replay of the call will be available Wednesday, August 19, 2020 at 11:00 am CDT through Tuesday, August 25, 2020 at 11:00 am CDT by clicking here.

About Contango Oil & Gas Company

Contango Oil & Gas Company is a Houston, Texas based, independent oil and natural gas company whose business is to maximize production and cash flow from its offshore properties in the shallow waters of the Gulf of Mexico and onshore properties in Texas, Oklahoma, Louisiana and Wyoming and, when determined appropriate, to use that cash flow to explore, develop, and increase production from its existing properties, to acquire additional PDP-heavy crude oil and natural gas properties or to pay down debt. Additional information is available on the Company's website at http://contango.com. Information on our website is not part of this release.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on Contango’s current expectations and include statements regarding our estimates of future production and other guidance (including information regarding production, lease operating expenses, cash G&A expenses, and DD&A Rate), the Company’s drilling program and capital expenditures, our liquidity and access to capital, expected reduction in overall drilling costs, the potential impact of the COVID-19 pandemic including reduced demand for oil and natural gas, the low and volatile commodity price environment, our new fee for services business segment, the impact of our derivative instruments, the accuracy of our projections of future production, future results of operations, the quality and nature of the asset base, our outlook in the current downturn, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance. Words and phrases used to identify our forward-looking statements include terms such as “guidance”, “expects”, “projects”, “anticipates”, “believes”, “plans”, “estimates”, “potential”, “possible”, “probable”, “intends”, “forecasts”, “view”, “efforts”, “goal”, “positions” or words and phrases stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; our relationships with lenders; our ability to comply with financial covenants in our debt instruments, repay indebtedness and access new sources of indebtedness and/or provide additional liquidity for future capital expenditures; expected reduction in our borrowing base and our ability to avoid or repay excess borrowings as a result of such reduction; our ability to execute on our strategy, including execution of any changes in our strategy or our new fee for service offering; fluctuations in or sustained low commodity prices; availability and effect of storage of production; expected benefits of and risks associated with derivative positions; our ability to realize expected value from acquisitions and to complete strategic dispositions of assets and realize the benefits of such dispositions; the need to take impairments on properties due to lower commodity prices; the limited trading volume of our common stock and general trading market volatility; outbreaks and pandemics, even outside our areas of operation, including COVID-19 and the resulting economic slowdown, governmental actions, stay-at-home orders, and other interruptions to our operations; the ability of our management team to execute its plans or to meet its goals; shortages of drilling equipment, oil field personnel and services; unavailability of gathering systems, pipelines and processing facilities; the possibility that government policies may change or governmental approvals may be delayed or withheld; and the other factors discussed in our reports filed or furnished with the SEC, including under the “Risk Factors” heading in our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly reports on Form 10-Q filed with the SEC. Additional information on these and other factors, many of which may be unknown or unpredictable at this time, which could affect Contango’s operations or financial results are included in Contango’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. Initial production rates of wells and initial indications of formation performance or the benefits of any transaction are not necessarily indicative of future or long-term results.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400
Senior Vice President and Chief Financial and Accounting Officer